EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We have issued our report dated September 15, 2014, with respect to the consolidated financial statements of American Realty Capital New York City REIT, Inc., which is included in Supplement No. 5 to the Prospectus dated April 24, 2014, which is part of the Registration Statement on Form S-11 (File No. 333-194135). We consent to the use of the aforementioned report in the Registration Statement and related Prospectus Supplement, and to the use of our name as it appears under the caption "Experts."

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania
September 15, 2014